Exhibit 99.1

Transgenomic Expands Board of Directors and Executive Team

New Director Mya Thomae is Regulatory Head at Illumina and Marketing Vice President Harjit Kullar Brings Sales & Marketing Expertise from Life Technologies, Thermo Fisher and Bio-Rad

OMAHA, Neb. (June 9, 2015) -- Transgenomic, Inc. (NASDAQ: TBIO), a developer of the most flexible, sensitive and robust platform for liquid biopsies on the market, today announced that Mya Thomae has been named to its Board of Directors and Harjit Kullar, PhD, has been appointed Vice President of Marketing for the Biomarker Discovery and Genetic Assays and Platforms business units. Ms. Thomae is currently Vice President of Regulatory Affairs at Illumina, which acquired her regulatory and quality consulting firm in 2014. Dr. Kullar joins Transgenomic from Bio-Rad Laboratories.

“Mya Thomae is a terrific addition to our Board, and we are very happy to have her as a director,” said Robert Patzig, Chairman of Transgenomic. “Mya’s reputation for regulatory expertise and insight is well known within the industry. Her knowledge and experience will be especially valuable as we continue to expand the market for use of our revolutionary Multiplexed ICE COLD-PCR technology into the clinical diagnostics arena.”

“Harjit Kullar’s record of success at industry leaders Thermo Fisher, Life Technologies and Bio-Rad makes him a terrific recruit for Transgenomic,” noted Paul Kinnon, President and CEO of Transgenomic. “His marketing and business development experience are at the forefront of the genomics tools and services industry and will be invaluable as we bring MX-ICP technologies and products online.”

Before joining Illumina, Ms. Thomae was founder and Chief Executive Officer of Myraqa, a boutique diagnostics regulatory consulting firm. Myraqa provides counsel on regulatory development and clinical validation of in vitro and laboratory-developed diagnostic products. Myraqa was acquired by Illumina in 2014 and continues to offer regulatory consulting services under the Myraqa brand. Previously, Ms. Thomae served as an independent regulatory consultant to diagnostics companies. Earlier in her career, she was a regulatory affairs manager at Chiron Corporation and at Epitope, Inc. Ms. Thomae received a bachelor’s degree from the University of Wisconsin-Madison.

Ms. Thomae stated, “This is an exciting time in our industry, with rapid technology advances and the advent of personalized and precision medicine making diagnostics ever more central to 21st century healthcare. Transgenomic is committed to using its unique ICE COLD-PCR technology to help speed widespread adoption of precision medicine as part of routine care, and I look forward to the opportunity to contribute at this important time for the company.”

Dr. Kullar joins Transgenomic from Bio-Rad, where he served as Content Marketing Leader for cross-functional global digital and web-based initiatives. Prior to Bio-Rad, he was Director of Product Marketing, Genomics, at Thermo Fisher Scientific, where he led a global marketing team that successfully launched more than 30 product lines, including PCR, gene expression and other molecular biology products. Previously, Dr. Kullar was promoted from Manager to Director of Market Development, Primary & Stem Cell Systems, at Life Technologies, where he and his global marketing team successfully launched more than 16 new product lines and played a key role in the success of initiatives to deliver commercial programs with annual growth approaching 25%. Dr. Kullar began his commercial career as Director of Sales at LifeSpan Biosciences, where he closed the single largest sale in the company’s history and negotiated more than 50 contract research studies in a two-year period. Dr. Kullar received a BSc. degree from the University of Southampton, a PhD in Cancer Biology from the University of Birmingham and an MBA from the Judge Business School, University of Cambridge, all in the UK. He did post-doctoral research at Cancer Research UK and at the Fox Chase Cancer Center.

Dr. Kullar noted, “With the launch of its first products and services based on ICE COLD-PCR, I believe Transgenomic has the opportunity to achieve important gains in the marketplace, while helping to speed industry adoption of genomic-based personalized approaches in R&D and clinical practice. I welcome the chance to contribute to the ongoing transformation of both the company and the markets we serve.”

Transgenomic also announced the launch of a new corporate website. Mr. Kinnon commented, “Our ongoing process of transforming Transgenomic into a provider of innovative biotechnology-based, products and services requires a website that provides ready access to information about our growing portfolio of products and services in an attractive and highly functional format. We are delighted with our new portal and invite our many customers, collaborators, industry colleagues and investors to visit, take a ‘test drive,’ and let us know what you think.”

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCR™ and its unique genetic tests provided through its Patient Testing business. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Media Contact:

BLL Partners LLC

Barbara Lindheim, 212-584-2276

blindheim@bllbiopartners.com

Investor Contact:
Argot Partners
Susan Kim, 212-600-1902
susan@argotpartners.com